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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 dated on or about February 3, 1999) and related Prospectus of Sunbeam Corporation for the registration of $2,014,000,000 Zero Coupon Convertible Senior Subordinated Debentures due 2018 (Debentures) and up to 13,242,050 shares of common stock issuable upon conversion of the Debentures and to the inclusion therein of our report dated February 18, 1998, with respect to the consolidated financial statements of The Coleman Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



Ernst & Young LLP



Wichita, Kansas
February 3, 1999